Exhibit 99.1

BMC Announces Agreement to Acquire TW Perry, a Premier Independent Building

Materials Distributor Serving Northern Virginia, Maryland and D.C.

Raleigh, NC – November 30, 2020—BMC Stock Holdings, Inc. (Nasdaq: BMCH) (“BMC” or the “Company”), a leading provider of diversified building materials and solutions to new construction builders and professional remodelers in the U.S., announced today that the Company entered into a definitive purchase agreement to acquire TW Perry, a premier value-added building materials supplier serving the Northern Virginia, Maryland, and D.C. markets.

“We look forward to welcoming the associates of TW Perry to the BMC team,” said Dave Flitman, President and CEO of BMC. “We are impressed with their pro remodel business, highly diverse customer base and value-added product mix, which is aligned with BMC’s core strategy. This addition will expand our portfolio in the growing Northern Virginia, Maryland and D.C. markets.”

TW Perry was founded in 1911 and is an independent building materials distributor serving Northern Virginia, Maryland, D.C. and surrounding areas with six lumber yards, retail stores, a design studio, a custom millwork operation and a truss manufacturing facility. The company supplies lumber, building materials, doors and windows, hardware, decking and railing products, paint, and power tools to professional remodelers and custom builders. TW Perry also offers a wide selection of millwork products, including more than 250 in-stock moulding profiles, as well as special order products. TW Perry generated nearly $200 million in total net sales for the twelve months ended September 30, 2020. The transaction is subject to the satisfaction or waiver of customary closing conditions and is expected to be completed in December 2020.

About BMC Stock Holdings, Inc.

With $3.6 billion in 2019 net sales, BMC is one of the nation’s leading providers of diversified building materials and solutions to new construction builders and professional remodelers in the U.S. Headquartered in Raleigh, North Carolina, the Company’s comprehensive portfolio of products and services spans building materials, including millwork and structural component manufacturing capabilities, consultative showrooms and design centers, value-added installation management, and an innovative eBusiness platform. BMC serves 45 metropolitan areas across 18 states, principally in the South and West regions.

Investor Relations Contact

BMC Stock Holdings, Inc.

Michael D. Neese

SVP, Strategy and Investor Relations

(919) 431-1796